Exhibit 99.1

     First Litchfield Financial Corporation Announces Year End Earnings Litchfield, Connecticut, March 5, 2004...First Litchfield Financial Corporation


(NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported record earnings for 2003. Net income for 2003 totaled $2,786,000 or $1.45 and $1.48 diluted and basic earnings per share, respectively. These earnings represent an increase of 27% and $590,000 from 2002 earnings of $2,196,000. Fourth quarter 2003 earnings totaled $708,000, up 20% over fourth quarter 2002 earnings of $589,000. Fourth quarter 2003 diluted and basic earnings per share were $.37 compared to fourth quarter 2002 diluted and basic earnings per share of $.31 and $.32, respectively.

The improvement in earnings was attributed primarily to the increase in net interest income. Net interest income for the year totaled $10,822,000, increasing 14%, or $1,313,000, from 2002 net interest income. The increase in net interest income was the result of the growth in earning assets particularly in the investment portfolio. Funding of the increased level of earning assets was provided by subordinated debt, borrowed funds and money market deposits. The increase in money market deposits was due primarily to a promotion for money market deposits related to the opening of the Bank's new Torrington office. Also contributing to the increase in net interest income, was the Company's ability to reduce funding costs on deposits in order to maintain the net interest margin on earning assets.







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Noninterest income increased $237,000, or 10%. Contributing to this growth were trust fees, service charge income and gains on the sales of securities. Trust fees increased $43,000 or 5%, due to increases in estate settlement activity. Service charge income increased $87,000 or 11% due to higher fees and activity related to ATM transactions, overdrafts and deposit accounts. During 2003, available for sale securities were sold in order to maintain sustained future yields and more predictable cash flows in the investment portfolio. These transactions resulted in gains on the sale of securities totaling $293,000 which was an increase of $158,000 from gains in 2002.

Noninterest expense totaled $9,498,000, increasing $673,000 or 8% from 2002 noninterest expense of $8,825,000. The predominant cause of the increase was the new branch opening and costs incurred in the areas of marketing, investment management and information technology.



The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. It has served the communities of Northwestern Connecticut since 1814. The new full service branch in downtown Torrington opened in March, 2003. During the second quarter of 2003, the Company issued $7 million of subordinated debentures related to its participation in a pooled offering of trust preferred securities. Net proceeds from the issuance of $6.8 million, which is considered Tier I regulatory capital, were used for


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general corporate purposes and will provide the bank holding company with additional capital to support its strategic plans and initiatives.



The Directors of First Litchfield Financial Corp. also announced that a $.12 per share quarterly cash dividend for the first quarter of 2004 was declared at their February 26, 2004 meeting to shareholders of record on March 10, 2004 and payable April 26, 2004.

The statements contained in this press release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words "anticipate," "plan," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers' acceptance of the Bank's products and services; and the extent and timing of legislative and regulatory actions and reforms. The forward-looking statements contained in this report speak only as of the date on which such statements are made.







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Contact Person:  Carroll A. Pereira, Treasurer
                 (860) 567-2674